Exhibit 10.11

EXECUTION VERSION

$207,542,000

AMENDED AND RESTATED CREDIT AGREEMENT

between

IPSCO Tubulars Inc.,

as Borrower

and

“Volzhsky Pipe Plant” OJSC,

as Lender

Amended and Restated as of November 29, 2010

Amended and Restated Credit Agreement

i

Amended and Restated Credit Agreement

Amended and Restated Credit Agreement

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Payment Schedule

Amended and Restated Credit Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 30, 2009, as amended on November 1, 2010, and amended and restated as of November 29, 2010 (as amended from time to time, the “Agreement”), by and between IPSCO Tubulars Inc., a company incorporated and organised under the laws of Delaware, as the borrower (the “Borrower”) and “Volzhsky Pipe Plant” OJSC, a company organised under the laws of the Russian Federation, as the lender (together with any successors, assignees or transferees thereof, the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Lender are party to a Credit Agreement dated as of January 30, 2009 (the “Existing Credit Agreement’’);

WHEREAS, in accordance with the terms of the Existing Credit Agreement, Loans were extended to the Borrower;

WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement in the form of this Agreement; and

NOW, THEREFORE, IT IS AGREED by the parties hereto that, effective as of the date hereof, the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

1.01 Definitions. The following terms with initial capital letters have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “common control” have correlative meanings. Unless otherwise indicated, “Affiliate” refers to an Affiliate of the Borrower.

“Agreement” is defined in the Preamble and includes all Exhibits.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy).

“Board of Directors” means, with respect to any Person, the board of directors (or any similar governing body) of such Person or, unless the context otherwise requires, any authorized committee of the board of directors (or such body) of such Person. Unless otherwise specified, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower” is defined in the Preamble, and includes any successor.

“Borrower Account” means such account as the Borrower has designated by notice to the Lender.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in Moscow, Russia or New York, New York, United States are authorized or obligated to close.

“Capital Stock” means, with respect to any Person, all (i) shares, interests, participations or other equivalents (howsoever designated) of capital stock and other equity interests of such Person and (ii) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any such capital stock or other equity interests.

“Capitalized Leases” means all leases of the Borrower of real or personal property that are required to be capitalized under IFRS on the consolidated balance sheet of the Borrower. The amount of any Capitalized Lease shall be the capitalized amount thereof.

“Change of Control” means a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of the Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means January 20, 2009 or such later date on which all conditions set forth in Section 3.01 have been satisfied or waived and the initial Loan under the Credit Facility is made.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contingent Obligation” means, as to any Person, (i) any obligation, direct or indirect, contingent or otherwise, of such Person with respect (a) to any Debt or other obligation of another Person, including any direct or indirect guarantee of such Debt or obligation, (b) to maintain the net worth, solvency or financial condition of another Person, or (c) otherwise to assure or hold harmless the holders of Debt or other obligation of another Person against loss in respect thereof, or (ii) any Hedging Contract of such Person.

Amended and Restated Credit Agreement

“Credit Facility” means the $207,542,000 credit facility granted by the Lender to the Borrower pursuant to Section 2.01(a).

“Credit Termination Date” is defined in Section 2.04.

“Debt” means, with respect to any Person, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations under Capitalized Leases; (iv) all obligations of others secured by a Lien on any asset owned by such Person whether or not such obligation or liability is assumed; (v) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances; (vi) all Contingent Obligations; and (vii) all obligations in respect of the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person.

“Default” means any condition or event that, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

“Dollars” and “$” means lawful money of the United States of America.

“Event of Default” is defined in Section 7.01.

“Excluded Taxes” is defined in Section 2.07(a).

“Fair Market Value” means, with respect to any asset or property, the sale value that could be obtained in an arm’s-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction.

“Fiscal Year” means the fiscal year of the Borrower, which shall be the 12-month period ending on December 31 in each year or such other period as the Borrower may designate and the Lender may approve in writing.

“Funding Date” means any date on which a Loan is made.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time (or, following the Borrower’s election to change to IFRS pursuant to Section 6.02, references in this agreement to GAAP shall mean IFRS).

“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, any Governmental Authority.

“Governmental Authority” means any nation and any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any tribunal or arbitrator of competent jurisdiction.

“Hedging Contract” means, for any Person, any interest rate, commodity, foreign exchange or other hedging agreement (including swaps, collars, caps and forward contracts) between such Person and one or more financial institutions providing for the transfer or mitigation of fluctuations of interest rates, exchange rates or other prices either generally or under specific contingencies.

Amended and Restated Credit Agreement

“IFRS” means international financial reporting standards within the meaning of IAS Regulation (EC) No. 1606/2002 or as in effect from time to time.

“Indemnified Liabilities” is defined in Section 8.02(a).

“Indemnitee” is defined in Section 8.02(a).

“Interest Payment Date” is defined in Section 2.03(a).

“Lender” is defined in the Preamble.

“Lender’s Account” means such account as the Lender may hereafter designate by notice to the Borrower.

“Lien” means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

“Loan” is defined in Section 2.01(a).

“Loan Documents” means, collectively, this Agreement, any Note and any other documents designated as such by the Lender and the Borrower.

“Material Adverse Effect” means a circumstance or change affecting the business or financial condition of the Borrower and its subsidiaries, taken together, that would materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents, or the validity, legality or enforceability of the Loan Document.

“Maturity Date” means July 20, 2019.

“Net Assets” means total assets minus total liabilities.

“Note” means a Note made by the Borrower payable to the order of the Lender in substantially the form of Exhibit A, as amended from time to time.

“Obligations” means all present and future obligations and liabilities of the Borrower of every type and description arising under or in connection with the Loan Documents due or to become due to the Lender or any Person entitled to indemnification under the Loan Documents, or any of their respective successors, transferees or assigns, whether for principal, interest (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement

Amended and Restated Credit Agreement

obligations, cash collateral cover, fees, expenses, indemnities or other amounts (including attorneys’ fees and expenses) and whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, and whether now or hereafter existing, renewed or restructured.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Post-Default Rate” is defined in Section 2.03(a)(ii).

“SEC” means the United States Securities and Exchange Commission, and any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Officer” means, with respect to the Borrower, the chairman of the Board of Directors, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Treasurer or any Vice President.

“Taxes” means any present or future income, stamp and other taxes, charges, fees, levies, duties, imposts, withholdings or other assessments, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.

1.02 Related Matters.

(a)	Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole (including the Preamble and the Exhibits) and not to any particular provision of this Agreement. Article, section, subsection, exhibit, schedule, recital and preamble references in this Agreement are to this Agreement unless otherwise specified. References in this Agreement to any agreement, other document or law “as amended” or “as amended from time to time,” or to amendments of any document or law, shall include any amendments, supplements, replacements, renewals, waivers or other modifications. References in this Agreement to any law (or any part thereof) include any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended from time to time.

(b)	Accounting Terms and Determinations. Unless otherwise specified herein (and whether or not expressly stated), all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with IFRS.

Amended and Restated Credit Agreement

ARTICLE II

AMOUNTS AND TERMS OF THE CREDIT FACILITY

2.01 Loans.

(a)	Term Loan. The Lender agrees, upon the terms and subject to the conditions set forth in this Agreement, to make one or more loans (each, a “Loan”) to the Borrower from and after the Closing Date, until the Credit Termination Date, in an aggregate principal amount not to exceed $207,542,000. Each Loan shall be in the amount of $1,000,000 or an integral multiple thereof unless otherwise agreed by the Lender in its sole discretion.

(b)	Notice of Borrowing. Other than for the initial Loan made on the Closing Date for which no notice shall be required, when the Borrower desires to borrow pursuant to this Section 2.01, it shall deliver to the Lender a written request therefor at least 10 Business Days in advance, or such lesser period as may be agreed by the Lender. No notice of borrowing shall be required, provided that a borrowing may only be made on a Business Day.

2.02 Use of Proceeds. The proceeds of the Loans shall be applied by the Borrower toward the purchase of forty-nine (49) shares of common stock of NS Group, Inc., a Kentucky corporation (“NSG”), from Emmy NA S.à.r.l., pursuant to the Option Agreement dated June 11, 2008 among Evraz Group, S.A., OAO TMK and NSG, as amended. No part of the proceeds of any Loan shall be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System of the United States, including Regulation T, U or X.

2.03 Interest.

(a)	Interest Rate and Payment.

(i) Each Loan shall bear interest on the unpaid principal amount thereof, from and excluding the funding date for such Loan to and including the due date or the date of any repayment thereof, (A) for periods prior to January 1, 2011, at a rate per annum equal to 12.0% and (B) for periods on and after January 1, 2011, at a rate per annum equal to 10.0%.

(ii) Notwithstanding the foregoing provisions of this Section 2.03(a), while an Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) exists, each Loan shall bear interest on the outstanding principal amount at a rate per annum equal to 1% above the rate otherwise applicable thereto (the “Post-Default Rate”), from the date of occurrence of such Event of Default, and for so long as such Event of Default is continuing.

(iii) Accrued interest for the first month of credit utilization in arrears from the Funding Date until the last calendar day of the month containing the Funding Date (including) shall be payable not later the last Business Day of the calendar month next following the month containing the Funding Date.

Amended and Restated Credit Agreement

(iv) Interest payment for the second month of credit utilization in arreas from the 1st day of the month until the 20th day of the month shall be payable not later than 20th day of such second month of credit utilization.

(v) For the next months prior to the amendment and restatement of this Agreement, the Interest payment in arrears from 21nd day of the month which is previous to the current month until the 20th day of the current month shall be payable on a monthly basis not later than the 20th day of the current month.

(vi) Subsequent to the amendment and restatement of this Agreement, the Interest payment in arrears shall be paid in accordance with the Payment Schedule attached as Exhibit B.

(vii) Interest payment for the last month shall be payable on the Maturity Date (each day an Interest payment is due hereunder being referred to herein as an “Interest Payment Date”).

(viii) In the event that any such payment of interest is not made on an Interest Payment Date, the unpaid interest as of such Interest Payment Date shall be added to the outstanding principal balance, and the entire outstanding principal balance, as so adjusted, shall bear interest thereafter until paid.

(b)	Computations. Interest on the Loan shall be computed on the basis of a 365/366-day year and the actual number of days elapsed (excluding the first and including the last day of the applicable period as described in Section 2.03(a)(i)).

(c)	Maximum Lawful Rate of Interest. The rate of interest payable on any Loan or other amount shall in no event exceed the maximum rate permissible under Applicable Law. If the rate of interest payable on any Loan or other amount is ever reduced as a result of this Section and at any time thereafter the maximum rate permitted by Applicable Law shall exceed the rate of interest provided for in this Agreement, then the rate provided for in this Agreement shall be increased to the maximum rate provided by Applicable Law for such period as is required so that the total amount of interest received by the Lender is that which would have been received by the Lender but for the operation of the first sentence of this Section.

Amended and Restated Credit Agreement

2.04 Termination of Credit Facility. The Credit Facility shall terminate without further action on the part of the Lender on the earliest to occur of (i) the Maturity Date, and (ii) the date of termination of the Credit Facility pursuant to Section 7.02 (such earliest date being referred to herein as the “Credit Termination Date”).

2.05 Repayments and Prepayments

(a)	Repayment. The Loans shall be repaid as follows:

(i) On a monthly basis beginning on December 20, 2010, in accordance with the Payment Schedule attached as Exhibit B.

(ii) The principal amount of any Loan prepaid or repaid by the Borrower may not be reborrowed.

(b)	Optional Prepayments.

(i) Subject to this Section 2.05(b), the Borrower may, at its option, at any time or from time to time, prepay the Loans, in whole or in part, without premium or penalty, on any Business Day, provided that any prepayment shall be in an aggregate principal amount of at least $100,000 and in integral multiples thereof (or, alternatively, the whole amount of the Loans then outstanding).

(ii) If the Borrower elects to prepay a Loan under this Section 2.05(b), it shall deliver to the Lender a notice of optional prepayment not later than 10:00 a.m. (New York time) on the second Business Day preceding the proposed prepayment date. Any notice of optional prepayment shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified in such notice, together with interest accrued thereon to such date.

2.06 Manner of Payment.

Except as otherwise expressly provided, the Borrower shall make each payment under the Loan Documents to the Lender in Dollars and in immediately available funds, without any deduction whatsoever, including any deduction for any setoff, recoupment, counterclaim or Taxes (other than Excluded Taxes), by depositing such payment in the Lender’s Account not later than 1:00 p.m. (New York time) on the due date thereof. Any payments received after 1:00 p.m. (New York time) on any Business Day shall be deemed received on the next succeeding Business Day.

2.07 Taxes.

(a)

If the Borrower is required by Applicable Law to make any deduction or withholding in respect of any Taxes (other than Excluded Taxes) from any amount payable under any Loan Document to or for the account of the Lender, the Borrower shall pay to or for the account of the Lender, on the date such amount is payable, such additional amounts as the Lender reasonably determines may be necessary so that the net amounts received by it or for its

Amended and Restated Credit Agreement

account, in the aggregate, after all applicable deductions or withholdings, shall equal the amount that the Lender would have been entitled to receive if no deductions or withholdings were made. “Excluded Taxes” means, with respect to any payment to the Lender, any taxes imposed on or measured by the overall net income (including a franchise tax based on net income) of the Lender by the jurisdiction in which it is incorporated, maintains its principal executive office or in which the office from which it lends hereunder is located. If the Borrower shall deduct or withhold any Taxes from any payments under the Loan Documents, it shall provide to the Lender (i) a statement setting forth the amount and type of Taxes so deducted or withheld, the applicable rate and any other information or documentation that the Lender may reasonably request and (ii) as promptly as possible after payment is made to the relevant Governmental Authority, a certified copy of any original official receipt received by the Borrower showing payment.

(b)	If the Lender is required by law to make any payment on account of Taxes (other than Excluded Taxes) on or in relation to any sum received or receivable by it under any Loan Document, or any liability for Taxes (other than Excluded Taxes) in respect of any such payment is imposed, levied or assessed against the Lender, then the Borrower shall pay when due such additional amounts as the Lender reasonably determines to be necessary so that the amount received by it, less any such Taxes paid, imposed, levied or assessed, including any Taxes (other than Excluded Taxes) imposed on such additional amounts, shall equal the amount that the Lender would have been entitled to retain in the absence of the payment, imposition, levy or assessment of such Taxes.

(c)	Any request by the Lender for payment of additional amounts pursuant to Section 2,07 shall be accompanied by a certificate of the Lender setting forth the basis and amount of such request. In determining the amount of such payment, the Lender may use such reasonable attribution or averaging methods as it deems appropriate and practical.

(d)	Prior to the first Interest Payment Date under this Credit Facility, the Lender shall deliver to the Borrower (i) a properly executed U.S. Internal Revenue Service Form W-8BEN (“Form W-8BEN”) confirming the fact that the Lender is a resident of the Russian Federation within the meaning of the income tax treaty between the United States and the Russian Federation and (ii) such other information and documents as the Borrower may reasonably request. The Lender will deliver a newly executed Form W-8BEN at such times as the Borrower may reasonably request. The Lender will notify the Borrower of any change that makes untrue any of the information set forth on any Form W-8BEN that the Lender has provided to the Borrower. If the Lender supplies the Borrower the above-mentioned Form(s) W-8BEN and other items, then the Borrower shall not make any deductions or withholdings in respect of any Taxes from any interest payable under any Loan Document (provided that the income tax treaty between the United States and the Russian Federation is unchanged regarding the treatment of interest from the treatment on the date hereof).

2.08 RESERVED.

2.09 Notes, Etc.

Amended and Restated Credit Agreement

(a)	Loans Evidenced by Notes. At the request of the Lender, the Loans shall be evidenced by one or more Notes.

(b)	Notation of Amounts and Maturities, Etc. The Lender is hereby irrevocably authorized to record on the schedule attached to its Note (or a continuation thereof) the information contemplated by such schedule. The failure to record, or any error in recording, any such information shall not, however, affect the obligations of the Borrower hereunder or under the Note to repay the principal amount of the Loans evidenced thereby, together with all interest accrued thereon. All such notations shall constitute conclusive evidence of the accuracy of the information so recorded, in the absence of manifest error.

2.10 Additional Payment. The Borrower shall compensate to the Lender the sum of USD $6,300,000.00 (Six million three hundred thousand dollars) for making pledge of TMK shares as a condition of Facility Agreement between the Lender and OAO Gazprombank (Open Joint Stock Company) No. 11/09-B dtd. January 27, 2009. This compensation shall be paid by the Borrower to the Lender in ten equal amounts on a monthly basis on the last day of each calendar month in the period beginning on the 1st day of March, 2009 and ending on the 1st day of December, 2009. The parties hereto acknowledge that as of the date of this Agreement all obligations under this Section 2.10 have been fully paid.

ARTICLE III

CONDITIONS TO CLOSING AND LOANS

3.01 Closing Conditions. The occurrence of the Closing Date shall be subject to satisfaction of the following conditions:

(a)	Certain Documents. The Lender shall have received an executed copy of this Agreement and an executed Note in the amount of the Loan made on the Closing Date.

(b)	Satisfaction of Certain Conditions. The conditions set forth in Sections 3.01(c), 3.01(d) and 3.01(e) shall be satisfied on and as of the Closing Date as if such date were a Funding Date.

(c)	Absence of Litigation Events. There shall not have been issued any injunction, order or decree that prohibits any of the transactions contemplated by the Loan Documents and there shall not be any action, suit, proceeding or investigation pending or, to the knowledge of the Borrower, currently threatened against the Borrower or the Lender that (i) draws into question the validity, legality or enforceability of any Loan Document or the ability of any such Person to consummate the transactions contemplated thereby or (ii) would reasonably result, either individually or in the aggregate, in any Material Adverse Effect.

(d)	Representations and Warranties. All of the representations and warranties of the Borrower contained in the Loan Documents shall be true and correct in all material respects on and as of the Funding Date as though made on and as of that date (except to the extent that such representations and warranties expressly were made only as of a specific date).

Amended and Restated Credit Agreement

(e)	No Default. No Default or Event of Default shall exist or result from the making of the Loan.

3.02 Conditions Precedent to Loans. The obligation of the Lender to make any Loan on any Funding Date shall be subject to the following conditions precedent:

(a)	Closing Date. The conditions precedent set forth in Section 3.01 shall have been satisfied or waived in writing by the Lender.

(b)	Notice of Borrowing. The Borrower shall have delivered to the Lender written borrowing request as and when required pursuant to Section 2.01(b).

(c)	Satisfaction of Conditions. Each borrowing of a Loan shall constitute a representation and warranty by the Borrower as of the Funding Date that the conditions contained in Sections 3.01(c) through 3.01(e) have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

4.01 Organization, Powers and Good Standing. The Borrower is duly organized, validly existing and in good standing under the laws of its jurisdictions of organization, and has all requisite corporate power and authority and the legal right to own and operate its properties, to carry on its business as heretofore conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby.

4.02 Authorization, Binding Effect, No Conflict, Etc.

(a)	Authorization, Binding Effect, Etc. The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party have been duly authorized by all necessary corporate or other action on the part of the Borrower. Each such Loan Document has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally.

(b)	No Conflict. The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of the charter or other organizational documents of the Borrower, (ii) violate any Applicable Law binding on the Borrower, except where such violation, conflict, breach, or default could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and would not subject the Lender to any liability, or (iii) result in the creation or imposition of any Lien upon any asset of the Borrower, or any income or profits therefrom.

Amended and Restated Credit Agreement

(c)	Governmental Approvals. No Governmental Approval is or will be required in connection with the execution, delivery and performance by the Borrower of any Loan Document to which it is party or the transactions contemplated thereby or to ensure the legality, validity or enforceability thereof, except where the failure to obtain such Governmental Approval would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.03 Financial Information. The unaudited management accounts of the Borrower prepared on a pro forma basis, including the balance sheet of the Borrower as of June 30, 2008 and the related statement of income, for the twelve months then ended, certified by the Chief Financial Officer of the Borrower, copies of which have been delivered to the Lender, were prepared in accordance with GAAP consistently applied (except to the extent noted therein) and fairly present the financial position of the Borrower as of such date and the results of operations of the Borrower for the periods covered thereby, subject to the absence of footnotes and normal year-end audit adjustments.

4.04 No Material Adverse Effect. Since the date of the financial statements referred to in Section 4.03, there has been no Material Adverse Effect.

4.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its properties before any Governmental Authority, as of the Closing Date or at any time thereafter, (a) in which there is a reasonable possibility of an adverse determination that, individually or in the aggregate, would have a Material Adverse Effect, or (b) that in any manner draws into question the validity, legality or enforceability of any Loan Document or any transaction contemplated thereby.

4.06 Applicable Law; Charter Documents. The Borrower is not in violation of any Applicable Law, or in default under its charter or bylaws (or equivalent documents), except violations or defaults that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.07 Taxes. All income tax returns and all other material tax returns required to be filed by the Borrower have been filed and all Taxes due pursuant to such returns have been paid, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been established in accordance with IFRS. To the knowledge of the Borrower, there have not been asserted or proposed to be asserted any Tax deficiency against the Borrower (except deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect) that is not reserved against on the financial books of the Borrower.

ARTICLE V

AFFIRMATIVE COVENANTS OF THE BORROWER

So long the Credit Facility is in effect or any Obligations remain unpaid or have not been performed in full:

Amended and Restated Credit Agreement

5.01 Financial Statements and Other Reports. The Borrower shall deliver, or cause to be delivered, to the Lender (it being understood that if the Borrower shall provide any of the information required to be delivered by this Section 5.01 to the Lender or any of its Affiliates, the applicable requirement of this Section 5.01 shall be deemed to be satisfied):

(a)	together with each delivery of financial statements pursuant to Section 5.01(b) below, a certificate signed by the Chief Financial Officer of the Borrower certifying that the Borrower is in compliance with all the covenants under this Agreement;

(b)	upon the request of the Lender, within 120 days after the end of each Fiscal Year, the balance sheet of the Borrower as of the end of such Fiscal Year and the related statements of income, stockholders’ equity and cash flow of the Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and reasonably satisfactory to the Lender;

(c)	upon the request of the Lender, within 45 days after the end of each calendar quarter, an unaudited balance sheet of the Borrower as of the end of such period and the related unaudited statement of income, stockholders’ equity and cash flow of the Borrower for such period and the portion of the Fiscal Year ended at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year, all in reasonable detail and certified by the Borrower’s Chief Financial Officer as fairly presenting the financial condition of the Borrower as of the dates indicated, and its results of operations and cash flow for the periods indicated, in conformity with IFRS, subject to normal year-end adjustments and the absence of footnotes;

(d)	within seven Business Days after any Senior Officer of the Borrower becomes aware of the occurrence of any Default or Event of Default, a certificate of a Senior Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(e)	within seven Business Days after the Borrower obtains knowledge of the threat or commencement of litigation or proceedings affecting the Borrower, or of any material development in any pending or threatened litigation or proceedings, which litigation or proceedings, if adversely determined, would reasonably be expected to have a Material Adverse Effect or which question the validity or enforceability of any Loan Document, notice providing reasonable details about the threat or commencement of such litigation or proceedings or about such material development; and

(f)	from time to time such additional information regarding the Borrower or its business, assets, liabilities, results of operations or condition (financial or otherwise) as the Lender may reasonably request, including, without limitation, any information that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record concerning the Borrower.

Amended and Restated Credit Agreement

5.02 Accounting, Records and Inspection; Etc. The Borrower shall maintain a system of accounting established and administered in accordance with IFRS consistently applied, and will set aside on its books all such proper reserves as shall be required by IFRS. The Borrower shall keep and maintain complete and accurate books and records. The Borrower shall permit such Persons as the Lender may designate, at reasonable times and as often as may be requested, under reasonable circumstances, to (a) visit and inspect any of its properties, (b) inspect and copy its books and records, and (c) discuss with its officers and employees its business, assets, liabilities, results of operations or financial condition.

5.03 Corporate Existence, Etc. The Borrower shall at all times preserve and keep in full force and effect its corporate existence and all material rights, franchises and other Governmental Approvals, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.04 Payment of Taxes and Other Obligations. The Borrower shall (a) timely file or cause to be filed all material Tax returns and reports required to be filed by it, or be included in any consolidated, combined or unitary Tax return that is required to include it, and pay and discharge all Taxes imposed upon it or any of its properties or in respect of any of its franchises, business, income or property before any penalty shall be incurred with respect to such Taxes and (b) timely pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its other material obligations of any nature; provided, however, that, in the case of each of clause (a) and (b), unless (i) any failure to so pay or discharge any such Taxes or other obligations would reasonably be expected to have a Material Adverse Effect, or (ii) as applicable, foreclosure, distraint, levy, sale or similar proceedings shall have commenced, the Borrower need not pay or discharge any such Tax or other obligation so long as the validity or amount thereof is being contested in good faith and by appropriate proceedings and so long as any reserves or other appropriate provisions as may be required by IFRS shall have been made therefor.

5.05 Conduct of Business. The Borrower shall conduct its business in compliance in all material respects with all Applicable Law except to the extent any noncompliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS OF THE BORROWER

So long as any portion of the Credit Facility is in effect or any Obligations remain unpaid or have not been performed in full:

6.01 Restriction on Fundamental Changes. The Borrower shall not, directly or indirectly, enter into any merger, consolidation, reorganization or recapitalization, reclassify its Capital Stock, liquidate, wind up or dissolve or sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its or their business or assets, whether now owned or hereafter acquired, except for mergers, consolidations and reorganizations between Borrower and any Subsidiaries of Borrower so long as Borrower is the surviving entity of such merger, consolidation, or reorganization.

Amended and Restated Credit Agreement

6.02 Accounting Principles. The Borrower shall not make any change in the accounting principles underlying the financial statements described in Sections 4.03, except for changes mandated by GAAP and except for the change from GAAP to IFRS, without the prior written consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VII

EVENTS OF DEFAULT

7.01 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an “Event of Default”):

(a)	Failure to Make Payments. The Borrower (i) shall fail to pay as and when due (whether at stated maturity, upon acceleration, upon required prepayment or otherwise) any principal of the Loan, or (ii) shall fail to pay any fees, charges, expenses or disbursements payable by the Borrower under the Loan Documents within five Business Days of the date when due under the Loan Documents; or

(b)	Default in Other Debt. The Borrower shall fail to pay any of its Debt within the applicable grace period after final maturity and the aggregate amount of such Debt exceeds $5,000,000 or the holders of any such Debt shall accelerate such Debt because of a breach or default under any agreement or instrument evidencing such Debt, if the aggregate amount of such Debt so unpaid or accelerated exceeds $5,000,000; or

(c)	Breach of Certain Covenants. The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under Section 5.03 (insofar as it requires the preservation of the corporate existence of the Borrower) or any Section of Article VI; or

(d)	Other Defaults Under Loan Documents. The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under any provision of any Loan Document (other than those provisions referred to in Sections 7.01(a) and 7.01(c)) and such failure shall not have been remedied within 30 days after a Senior Officer of the Borrower becomes aware of such failure; or

(e)	Breach of Warranty. Any representation or warranty or certification made or furnished by the Borrower under any Loan Document shall prove to have been false or incorrect in any material respect when made (or deemed made); or

(f)

Involuntary Bankruptcy; Appointment of Receiver, Etc. There shall be commenced against the Borrower an involuntary case seeking the liquidation or reorganization of the Borrower or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers of the Borrower, or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occur: (i) the Borrower consents to the institution of such involuntary case or proceeding; (ii) the petition

Amended and Restated Credit Agreement

commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing such involuntary case or proceeding remains undismissed and unstayed for a period of 60 days; or (iv) an order for relief shall have been issued or entered therein; or

(g)	Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower shall institute a voluntary case seeking liquidation or reorganization, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent to or acquiesce in the appointment of, a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar powers of it or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay its debts as they become due; or the Board of Directors of the Borrower (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

(h)	Change of Control. A Change of Control shall occur; or

(i)	Termination of Loan Documents, Etc. Any Loan Document, or any material provision thereof, shall cease to be in full force and effect for any reason; or the Borrower shall contest or purport to repudiate or disavow any of its obligations under or the validity of enforceability of any Loan Document or any material provision thereof; or

(j)	Judgments and Attachments. (i) The Borrower shall suffer (A) any money judgments, fines, writs or warrants of attachment or similar processes that, individually or in the aggregate, involve an amount or Fair Market Value in excess of $1,000,000 (excluding therefrom money judgments to the extent covered by insurance as to which the carrier has accepted liability) or (B) any other material non-monetary judgment or decree (including a judgment for injunctive relief), and, in any such case, such judgments, fines, writs, warrants or other orders shall continue unsatisfied and unstayed (1) for a period of 60 days, (2) in the case of any such writ or warrant of attachment or similar process, until 10 days prior to the date of any proposed sale thereunder or (3) in the case of any such non-monetary judgment, until the effectiveness of such judgment; or (ii) a judgment creditor shall obtain possession of any assets of the Borrower with a Fair Market Value in excess of $1,000,000 by any means, including levy, distraint, replevin or self-help.

7.02 Remedies. Upon the occurrence of an Event of Default:

(a)	If an Event of Default occurs under Section 7.01(f) or 7.01(g), then the Credit Facility shall automatically and immediately terminate, and the obligation of the Lender to make the Loan hereunder shall cease, and the unpaid principal amount of the Loan and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower.

Amended and Restated Credit Agreement

(b)	If an Event of Default occurs, other than under Section 7.01(f) or 7.01(g), the Lender may, by written notice to the Borrower, declare the Credit Facility terminated, whereupon the obligation of the Lender to make the Loan shall cease, and/or declare the unpaid principal amount of the Loan and all other Obligations to be, and the same shall thereupon become, due and payable, without presentment, demand, protest, any additional notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII

MISCELLANEOUS

8.01 Expenses. The Borrower shall pay promptly after demand:

(a)	any and all reasonable fees and disbursements of the Lender’s advisors and attorneys and other out-of-pocket costs and expenses incurred by the Lender in connection with (i) the development, drafting and negotiation of. and due diligence associated with, the Loan Documents and the closing of the transactions contemplated thereby and (ii) any amendments to or the administration of the Loan Documents;

(b)	any and all costs and expenses (including fees and disbursements of attorneys, appraisers and consultants) incurred by the Lender in any workout, restructuring or similar arrangements or, after a Default, in connection with the protection, preservation, exercise or enforcement of any of the terms of the Loan Documents or in connection with any foreclosure, collection or bankruptcy proceedings; and

(c)	all bank charges for effecting payments by the Borrower.

8.02 Indemnity.

(a)	The Borrower shall indemnify, defend and hold harmless the Lender and the officers, directors, employees, agents, attorneys, affiliates, successors and assigns of the Lender (collectively, the “Indemnitees”) from and against (i) any and all transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution delivery, filing or recording of the Loan Documents or the making of the Loan, and (ii) any and all liabilities, losses, damages, penalties, judgments, claims, costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements in connection with any actual or threatened investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of the Loan Documents, the Loan, and the use or intended use of the proceeds of the Loan (the “Indemnified Liabilities”): provided that no Indemnitee shall have the right to be indemnified or held harmless hereunder for its own gross negligence, bad faith or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(b)	To the extent that the undertaking to indemnify and hold harmless set forth in Section 8.02(a) may be unenforceable as violative of any Applicable Law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under Applicable Law. All Indemnified Liabilities shall be payable on demand.

Amended and Restated Credit Agreement

8.03 Waivers; Amendments in Writing.

(a)	No amendment of any provision of this Agreement or any other Loan Document (including a waiver thereof or consent relating thereto) shall be effective unless the same shall be in writing and signed or consented to by the Borrower and the Lender.

(b)	Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

8.04 Cumulative Remedies; Failure or Delay. The rights and remedies provided for under this Agreement are cumulative and are not exclusive of any rights and remedies that may be available to the Lender under Applicable Law or otherwise. No failure or delay on the part of the Lender in the exercise of any power, right or remedy under the Loan Documents shall impair such power, right or remedy or operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise thereof or of any other power, right or remedy.

8.05 Notices, Etc. All notices and other communications under this Agreement shall be in writing and (except for financial statements, other related informational documents and routine communications, which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by prepaid courier, by overnight, registered or certified mail (postage prepaid), or by telecopy, and shall be deemed given when received by the intended recipient thereof. Unless otherwise specified in a notice sent or delivered in accordance with this Section 8.05, all notices and other communications shall be given to the parties hereto at their respective addresses (or to their respective telecopier numbers) indicated below:

If to the Borrower, to it at:

IPSCO Tubulars Inc.

2650 Warrenville Road

Suite 700

Downers Grove, Illinois 60515

Attn: Chief Financial Officer

If to the Lender, to it at:

Volzhsky Pipe Plant OJSC

Avtodoroga 7,6, Volzhsky, Volgogradskaya obl.

RUSSIA 404119

Attention: Blagova E.E.

Facsimile No.: +(8443) 41-62-31

Amended and Restated Credit Agreement

8.06 Successors and Assigns.

(a)	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower may not assign or transfer any interest hereunder without the prior written consent of the Lender (not to be unreasonably withheld, conditioned or delayed).

(b)	The Lender shall have the right at any time to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents to its Affiliates without limitation upon prior written notice to the Borrower. The Lender shall not have the right to sell, assign, transfer or negotiate all or any part of its rights or obligations under the Loan Documents to a third party, it being understood and agreed that the Loan Documents are intended to be an intercompany loan between a parent company and its wholly-owned subsidiary.

8.07 Confidentiality. The Lender will use, and use its best efforts to ensure that its authorized representatives use, at least the same degree of care as the Lender uses to protect its own most confidential information to keep confidential and not to make use of any information provided to it by the Borrower which the Borrower identifies in writing as being confidential or proprietary at the time of disclosure or within (10) days thereafter, except for disclosure: (a) to legal counsel, accountants and other professional advisors to the Lender on a confidential basis; (b) to regulatory officials having jurisdiction over the Lender; (c) required by Applicable Law or in connection with any legal proceeding; (d) to another Person in connection with a potential assignment or participation, provided that such Person shall have agreed in writing to be subject to this Section 8.07; and (e) of information that has been previously disclosed publicly without breach of this provision.

8.08 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS AGREEMENT AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

8.09 Choice of Forum.

(a)	Pursuant to Section 5-1402 of the New York General Obligations Law, all actions or proceedings arising in connection with this Agreement shall be tried and litigated in state or Federal courts located in the Borough of Manhattan, New York City, State of New York. EACH OF THE BORROWER AND THE LENDER WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(b)	Nothing contained in this Section shall preclude the Lender from bringing any action or proceeding arising out of or relating to this Agreement in the courts of any place where the Borrower or any of their assets may be found or located.

Amended and Restated Credit Agreement

8.10 Setoff. In addition to any rights now or hereafter granted under Applicable Law, during the existence of any Event of Default, the Lender is hereby irrevocably authorized by the Borrower, at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness, in each case whether direct or indirect or contingent or matured or unmatured at any time held or owing by the Lender to or for the credit or the account of the Borrower, against and on account of the obligations of the Borrower to the Lender under the Loan Documents to which the Borrower is a party, irrespective of whether or not the Lender shall have made any demand for payment and although such obligations may be contingent and unmatured.

8.11 Headings. The Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction hereof.

8.12 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction.

8.13 Survival of Agreements, Representations and Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the closing and the extensions of credit hereunder and shall continue until payment and performance of any and all Obligations. Any investigation at any time made by or on behalf of the Lender shall not diminish the right of the Lender to rely thereon.

8.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Faxed signatures to this Agreement shall be binding for all purposes.

8.15 Complete Agreement; Third Party Beneficiaries. This Agreement, together with the other Loan Documents, is intended by the parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. There are no third party beneficiaries of this Agreement other than the Indemnitees, as expressly provided in Section 8.02(a).

8.16 No Fiduciary Duties or Partnership; Limitation of Liability, Etc.

(a)	The relationship between the Borrower, on the one hand, and the Lender, on the other, is solely that of debtor and creditor, and the Lender does not have any fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower, on the one hand, and the Lender, on the other, to be other than that of debtor and creditor. No joint venture or partnership is created by this Agreement or any other Loan Document among the Lender or among the Borrower, on the one hand, and the Lender, on the other.

Amended and Restated Credit Agreement

(b)	No claim shall be made by the Borrower against the Lender or the Affiliates, directors, officers, employees or agents of the Lender for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.17 WAIVER OF TRIAL BY JURY. EACH OF BORROWER, THE AND THE LENDER WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS AGREEMENT OR ANY ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

[Remainder of page intentionally left blank.]

Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Borrower:

IPSCO Tubulars Inc.
ABA Number*:	121000248
BIC (Swift Routing): (for International transfer only)	WFBIUS6S
Bank Name:	Wells Fargo Bank, N.A.
Bank Address:	420 Montgomery Street San Francisco, CA 94104

Bank Account Number:	4121710891
Account Name:	IPSCO Tubulars Inc.

By:	/s/ Vicki L. Avril
Name: Vicki L. Avril Title: President and Chief Executive Officer

Lender:

Volzhsky Pipe Plant OJSC
Avtodoroga No. 7,6,
Volzhsky, Volgogradskaya obl., 404119 Russia Bank: «Gazprombank» (Open Joint Stock Company), Volgograd branch Bank’s address: 400074 Russia, Kozlovskaya, str.,34a
Acc.: 40702840000000000512
DEUTSCHE BANK TRUST COMPANY AMERICAS, NEW YORK, USA
SWIFT CODE; BKTRUS 33 Account N04414534 in Favour of «GAZPROMBANK»
SWIFT CODE; GAZPRUMM010
Account N 30301840200001116010 in favour of
Volgograd branch
Account N 40702840100007000512 in favour of OJSC Volzhsky Pipe Plant

By:
Name:
Title:

[Signature page to Volzhsky Pipe Plant - ITI Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Borrower:

IPSCO Tubulars Inc.
ABA Number*:	121000248
BIC (Swift Routing): (for International transfer only)	WFBIUS6S
Bank Name:	Wells Fargo Bank, N.A.
Bank Address:	420 Montgomery Street San Francisco, CA 94104
Bank Account Number:	4121710891
Account Name:	IPSCO Tubulars Inc.

By:
Name:
Title:

Lender:

Volzhsky Pipe Plant OJSC
Avtodoroga No. 7, 6,
Volzhsky, Volgogradskaya obl., 404119 Russia Bank: «Gazprombank» (Open Joint Stock Company), Volgograd branch Bank’s address: 400074 Russia, Kozlovskaya, str.,34a
Acc.: 40702840000000000512
DEUTSCHE BANK TRUST COMPANY AMERICAS, NEW YORK, USA
SWIFT CODE; BKTRUS 33 Account N04414534 in Favour of «GAZPROMBANK»
SWIFT CODE; GAZPRUMM010
Account N 30301840200001116010 in favour of
Volgograd branch
Account N 40702840100007000512 in favour of OJSC Volzhsky Pipe Plant

[Signature page to Volzhsky Pipe Plant - ITI Credit Agreement]

EXHIBIT A

FORM OF NOTE

THIS PROMISSORY NOTE

HAS NOT BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933, AS AMENDED

AND MAY NOT BE OFFERED, SOLD OR OTHERWISE

TRANSFERRED UNLESS AND UNTIL IT HAS BEEN

REGISTERED UNDER SUCH ACT AND ANY APPLICABLE

STATE SECURITIES LAWS OR A WRITING IS OBTAINED

SATISFACTORY TO BORROWER TO THE EFFECT THAT

SUCH PROPOSED TRANSFER WILL NOT VIOLATE

ANY FEDERAL OR STATE SECURITIES LAWS

                ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [                ] or its permitted assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of [                ] (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between the Borrower and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of the Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note (this “Note”) is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note is non-negotiable and may not otherwise be transferred.

Amended and Restated Credit Agreement

A-i

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[ ]

By:
Name:
Title:

Amended and Restated Credit Agreement

B-ii

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Amended and Restated Credit Agreement

B-iii

EXHIBIT B

PAYMENT SCHEDULE

Payment Date	Amount of Principal Due This Date (U.S. $)	Amount of Interest Due This Date (U.S. $)	Closing Principal Balance This Date (U.S. $)
12/20/2010	$863,041.15	$1,986,958.85	$195,678,958.85
1/20/2011	$1,070,125.63	$1,779,874.37	$194,608,833.21
2/20/2011	$1,197,157.85	$1,652,842.15	$193,411,675.36
3/20/2011	$1,366,294.00	$1,483,706.00	$192,045,381.36
4/20/2011	$1,218,929.64	$1,631,070.36	$190,826,451.72
5/20/2011	$1,281,563.41	$1,568,436.59	$189,544,888.31
6/20/2011	$1,240,166.70	$1,609,833.30	$188,304,721.61
7/20/2011	$1,302,289.96	$1,547,710.04	$187,002,431.65
8/20/2011	$1,261,760.17	$1,588,239.83	$185,740.671.48
9/20/2011	$1,272,476.49	$1,577,523.51	$184,468,194.99
10/20/2011	$1,333,823.05	$1,516,176.95	$183,134,371.94
11/20/2011	$1,294,612.18	$1,555,387.82	$181,839,759.76
12/20/2011	$1,355,426.63	$1,494,573.37	$180,484,333.12
1/20/2012	$1,319,821.43	$1,530,178.57	$179,164,511.70
2/20/2012	$1,332,486.38	$1,517,513.62	$177,832,025.32
3/20/2012	$1,440,948.43	$1,409,051.57	$176,391,076.89
4/20/2012	$1,355,977.22	$1,494,022.78	$175,035,099.67
5/20/2012	$1,415,286.07	$1,434,713.93	$173,619,813.60
6/20/2012	$1,379,449.67	$1,470,550.33	$172,240,363.94
7/20/2012	$1,438,193.74	$1,411,806.26	$170,802,170.20
8/20/2012	$1,403,314.95	$1,446,685.05	$169,398,855.25
9/20/2012	$1,415,200.95	$1,434,799.05	$167,983,654.29
10/20/2012	$1,473,084.80	$1,376,915.20	$166,510,569.49
11/20/2012	$1.439,664.58	$1,410,335.42	$165,070,904.92
12/20/2012	$1,496,959.80	$1,353,040.20	$163,573,945.12
1/20/2013	$1,462,088.73	$1,387,911.27	$162,111,856.39
2/20/2013	$1,473,159.58	$1,376,840.42	$160,638,696.82
3/20/2013	$1,617,703.15	$1,232,296.85	$159,020,993.67
4/20/2013	$1,499,410.74	$1,350,589.26	$157,521,582.93
5/20/2013	$1,555,302.06	$1,294,697.94	$155,966,280.87
6/20/2013	$1,525,354.87	$1,324,645.13	$154.440,926.00
7/20/2013	$1,580,622.53	$1,269,377.47	$152,860,303.47
8/20/2013	$1,551,734.41	$1,298,265.59	$151,308,569.06
9/20/2013	$1,564.913.52	$1,285,086.48	$149,743,655.54
10/20/2013	$1,619,230.23	$1,230,769.77	$148,124,425.31
11/20/2013	$1,591,956.94	$1,258,043.06	$146,532,468.38
12/20/2013	$1,645,623.55	$1,204,376.45	$144,886,844.83
1/20/2014	$1,619,454.19	$1,230,545.81	$143,267,390.63

Amended and Restated Credit Agreement

B-i

2/20/2014	$1,633,208.46	$1,216,791.54	$141,634,182.17
3/20/2014	$1,763,491.21	$1,086,508.79	$139,870,690.97
4/20/2014	$1,662,057.15	$1,187,942.85	$138,208,633.82
5/20/2014	$1,714,038.63	$1,135,961.37	$136,494,595.19
6/20/2014	$1,690,730.84	$1,159,269.16	$134,803,864.36
7/20/2014	$1,742,023.03	$1,107,976.97	$133,061,841.33
8/20/2014	$1,719,885.73	$1,130,114.27	$131,341,955.60
9/20/2014	$1,734,492.98	$1,115,507.02	$129,607,462.62
10/20/2014	$1,784,733.18	$1,065,266.82	$127,822,729.43
11/20/2014	$1,764,382.30	$1,085,617.70	$126,058,347.13
12/20/2014	$1,813,904.00	$1,036,096.00	$124,244,443.14
1/20/2015	$1,794,773.22	$1,055,226.78	$122,449,669.91
2/20/2015	$1,810,016.50	$1,039,983.50	$120,639,653.41
3/20/2015	$1,924,545.12	$925,454.88	$118,715,108.29
4/20/2015	$1,841,734.70	$1,008,265.30	$116,873,373.59
5/20/2015	$1,889,396.93	$960,603.07	$114,983,976.66
6/20/2015	$1,873,423.76	$976,576.24	$113,110,552.90
7/20/2015	$1,920,324.22	$929,675.78	$111,190,228.68
8/20/2015	$1,905,644.63	$944,355.37	$109,284,584.05
9/20/2015	$1,921,829.56	$928,170.44	$107,362,754.49
10/20/2015	$1,967,566.40	$882,433.60	$105,395,188.08
11/20/2015	$1,954,862.79	$895,137.21	$103,440,325.30
12/20/2015	$1,999,805.55	$850,194.45	$101,440,519.75
1/20/2016	$1,989,969.06	$860,030.94	$99,450,550.69
2/20/2016	$2,007,659.27	$842,340.73	$97,442,891.42
3/20/2016	$2,077,911.52	$772,088.48	$95,364,979.90
4/20/2016	$2,042,263.83	$807,736.17	$93,322,716.07
5/20/2016	$2,085,059.70	$764,940.30	$91,237,656.37
6/20/2016	$2,077,222.04	$772,777.96	$89,160,434.33
7/20/2016	$2,119,176.77	$730,823.23	$87,041,257.56
8/20/2016	$2,112,765.30	$737,234.70	$84,928,492.26
9/20/2016	$2,130,660.31	$719,339.69	$82,797,831.95
10/20/2016	$2,171,329.25	$678,670.75	$80,626,502.70
11/20/2016	$2,167,097.93	$682,902.07	$78,459,404.77
12/20/2016	$2,206,890.12	$643,109.88	$76,252,514.65
1/20/2017	$2,203,003.78	$646,996.22	$74,049,510.87
2/20/2017	$2,221,086.35	$628,913.65	$71,828,424.52
3/20/2017	$2,298,987.43	$551,012.57	$69,529,437.09
4/20/2017	$2,259,476.01	$590,523.99	$67,269,961.08
5/20/2017	$2,297,096.21	$552,903.79	$64,972,864.87
6/20/2017	$2,298,175.67	$551,824.33	$62,674,689.20
7/20/2017	$2,334,865.57	$515,134.43	$60,339,823.63
8/20/2017	$2,337,524.79	$512,475.21	$58,002,298.85

Amended and Restated Credit Agreement

B-ii

9/20/2017	$2,357,377.74	$492,622.26	$55,644,921.11
10/20/2017	$2,392,644.48	$457,355.52	$53,252,276.63
11/20/2017	$2,397,720.39	$452,279.61	$50,854,556.24
12/20/2017	$2,432,017.35	$417,982.65	$48,422,538.89
1/20/2018	$2,438,740.08	$411,259.92	$45,983.798.81
2/20/2018	$2,459,452.67	$390,547.33	$43,524,346.14
3/20/2018	$2,516,114.60	$333,885.40	$41,008,231.54
4/20/2018	$2,501,710.91	$348,289.09	$38,506,520.63
5/20/2018	$2,533,508.05	$316,491.95	$35,973,012.58
6/20/2018	$2,544,475.78	$305,524.22	$33,428,536.80
7/20/2018	$2,575,244.90	$274,755.10	$30,853,291.89
8/20/2018	$2,587,958.34	$262,041.66	$28,265,333.55
9/20/2018	$2,609,938.26	$240,061.74	$25,655,395.29
10/20/2018	$2,639,133.74	$210,866.26	$23,016,261.55
11/20/2018	$2,654,519.42	$195,480.58	$20,361,742.13
12/20/2018	$2,682,643.22	$167,356.78	$17,679,098.91
1/20/2019	$2,699,848.75	$150,151.25	$14,979,250.16
2/20/2019	$2,722,778.97	$127,221.03	$12,256,471.19
3/20/2019	$2,755,977.76	$94,022.24	$9,500,493.44
4/20/2019	$2,769,310.88	$80,689.12	$6,731,182.56
5/20/2019	$2,794,675.21	$55,324.79	$3,936,507.35
6/20/2019	$2,816,566.65	$33,433.35	$1,119,940.70
7/20/2019	$1,119,940.70	$9,204.99	$00.00

Amended and Restated Credit Agreement

B-iii